Exhibit 10.42

APPOINTMENT OF CO-PLACEMENT AGENT

This Appointment of Co-Placement Agent (“Appointment”) is dated as of February 7, 2012, by and between CryoPort, Inc., a Nevada corporation (the “Company”), and Maxim Group LLC (“Maxim”).

RECITALS

A. The Company and Craig-Hallum have entered into that certain engagement letter dated January 25, 2012 (the “Engagement Agreement”), pursuant to which the Company has engaged Craig-Hallum as its lead placement agent in connection with the Company’s proposed offer and private placement (the “Offering”) of equity or equity-linked securities (the “Securities”).

B. The Company desires to engage Maxim Group LLC (“Maxim”) as co-placement agent of the Company in connection with the Offering to secure additional subscriptions.

C. Maxim desires to accept such appointment.

1. Appointment of Co-Placement Agent.

(a) The Company hereby appoints Maxim, and Maxim hereby accepts such appointment, to act as the Company’s co-placement agent in connection with the Offering. The Company hereby agrees (i) that Maxim may rely on the Company’s representations and warranties contained in the Engagement Agreement and (ii) to indemnify Maxim to the same extent (and subject to the same terms and conditions) as the Company has agreed to indemnify Craig-Hallum pursuant to the Engagement Agreement.

(b) The Company and Maxim agree that the foregoing appointment is only in connection with the Offering and shall terminate upon the close or termination of the Offering. No right of first refusal or participation right with respect to future offerings or investment banking opportunities is granted hereby.

2. Compensation.

(a) The Company hereby agrees that:

(i) Maxim will be entitled to receive cash compensation equal to five percent (5%) of the gross proceeds Maxim raised from investors that it introduces and that participate in the Offering (the “Maxim Investors”), and

(ii) In the event that the Company receives gross proceeds of at least one million dollars ($1,000,000) from Maxim Investors, the Company shall issue to Maxim a five-year warrant to purchase a number of shares equal to two percent (2%) of the shares sold in the offering to Maxim Investors. All other terms of the Maxim Warrant shall be identical to the Lead Placement Agent Warrant (as defined in the Engagement Agreement).

(b) Except as set forth in subsection (a) above, Maxim shall not be entitled to any additional compensation or reimbursement for its costs and expenses in connection with the Offering. The Company shall pay to Maxim the fee earned pursuant to subsection (a)(i) above by wire transfer simultaneously with the closing of the Offering, and shall issue to Maxim the Maxim Warrant within five (5) business days following the closing of such Offering.

3. Maxim is aware that the sale of the Securities has not been registered under the Securities Exchange Act of 1934 (“Act”), and it is intended that the offer and sale of such Securities shall not be required to be registered under the Act by virtue of the exemption afforded by Section 4(2) thereof, including, without limitation, Regulation D. Maxim will only solicit subscriptions for the Securities from “accredited investors” (as that term is defined in Regulation D). Maxim represents and warrants that offers and sales of the Securities shall be made to investors residing in states in which Maxim or the Company informs the Lead Placement Agent that the Company has satisfied Blue Sky. Maxim agrees not to solicit subscriptions in these states or any other states without first obtaining approval and “Blue Sky” exemption clearance from the Company’s counsel.

4. Maxim represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is registered as a broker-dealer with the Securities Exchange Commission (“SEC”). Maxim agrees that it is familiar with the laws and rules governing FINRA members and agrees that they will not directly and/or indirectly violate any provisions of applicable law in connection with its participation in the distribution of Securities.

5. Miscellaneous. This Appointment shall be governed by laws of the State of New York. The Company and Maxim agree that any dispute concerning the Appointment shall be resolved through binding arbitration before FINRA pursuant to its arbitration rules. Any arbitration award shall be final and binding upon the Company and Maxim, and judgment on the award may be entered in any court having jurisdiction. This Appointment constitutes the entire agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof. This Appointment may be executed in counterparts, each of which shall constitute an original and all of which together shall be deemed a single document. Signature pages to this Appointment delivered by facsimile or other electronic transmission shall be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have executed and delivered this Appointment to be effective as of the date first written above.

CRYOPORT, INC.

By:	/s/ Larry G. Stambaugh
Name:	Larry G. Stambaugh
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Jim Alfaro
Name:	Jim Alfaro
Title:	Managing Director, Investment Banking

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